Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-49363, 333-122186, 333-54060, 333-54062, 333-53982, 333-65694, 333-109043, 333-132523, 333-132526, 333-122186, 333-132526, 333-109043, and 333-145923 on Forms S-8 and Registration Statement No. 333-145921 on Form S-3 of our reports dated March 12, 2008, relating to the financial statements and financial statement schedule of GSI Commerce, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payments,” effective January 1, 2006) and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of GSI Commerce, Inc. and subsidiaries for the fiscal year ended December 29, 2007.
Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 12, 2008